Exhibit 1.1

BUSINESS CORPORATIONS ACT	FORM 1

ALBERTA REGISTRIES	ARTICLES OF INCORPORATION

1.	NAME OF CORPORATION.

2510169 ALBERTA INC.

2.	THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE.

See Share Structure Schedule attached hereto.

3.	RESTRICTIONS IF ANY ON SHARE TRANSFERS.

None.

4.	NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS.

The Corporation shall have a minimum of One (1) and a maximum of Fifteen (15) directors.

5.	IF THE CORPORATION IS RESTRICTED FROM CARRYING ON A CERTAIN BUSINESS, SPECIFY THESE RESTRICTIONS.

No restrictions.

6.	OTHER PROVISIONS IF ANY.

See Other Rules or Provisions Schedule attached hereto.

7.	DATE: 18th day of April, 2023

INCORPORATOR	ADDRESS	SIGNATURE
Sharagim Habibi	1600, 421 – 7th Avenue SW Calgary, Alberta T2P 4K9	/s/ Sharagim Habibi

FOR DEPARTMENTAL USE ONLY

CORPORATION ACCESS NO.	INCORPORATION DATE

SHARE STRUCTURE SCHEDULE

REFERRED TO IN THE FOREGOING

ARTICLES OF INCORPORATION

COMMON SHARES

The Corporation is authorized to issue an unlimited number of Common shares without nominal or par value.

Subject to the rights of any other shares of the Corporation which are expressed to rank prior to the Common shares, the Common shares shall be subject to the following rights, privileges, restrictions and conditions, namely:

(a)	The holders of the Common shares shall be entitled to vote at any meeting of shareholders of the Corporation;

(b)	The holders of the Common shares shall be entitled to receive any dividend declared by the Corporation; and

(c)	The holders of the Common shares shall be entitled to receive the remaining property of the Corporation on dissolution.

OTHER RULES OR PROVISIONS SCHEDULE

REFERRED TO IN THE FOREGOING

ARTICLES OF INCORPORATION

OTHER PROVISIONS, IF ANY

The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

BUSINESS CORPORATIONS ACT	FORM 4

ALBERTA REGISTRIES			ARTICLES OF AMENDMENT

1.	NAME OF CORPORATION	2.	CORPORATE ACCESS NO.

	2510169 ALBERTA INC.		2025101698

3.	THE ARTICLES OF THE ABOVE NAMED CORPORATION ARE AMENDED AS FOLLOWS:

Pursuant to Section 173(3) of the Business Corporations Act (Alberta), the Articles of the Corporation are hereby amended by changing the name of the Corporation from 2510169 Alberta Inc. to:

Above Food Ingredients Inc.

DATE	SIGNATURE	TITLE
May 18, 2023	/s/ Lionel Kambeitz	CEO
Print Name: Lionel Kambeitz
FOR DEPARTMENTAL USE		FILED

BUSINESS CORPORATIONS ACT	FORM 4

ALBERTA REGISTRIES			ARTICLES OF AMENDMENT

1.	Name of Corporation	2.	Corporate Access No.

	ABOVE FOOD INGREDIENTS INC.		2025101698

3.	THE ARTICLES OF THE ABOVE NAMED CORPORATION ARE AMENDED AS FOLLOWS:

1.            In accordance with Subsection 173(1)(e) of the Business Corporations Act (Alberta)(“ABCA”), THE CLASSES, AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE, of the Articles of the Corporation are hereby amended as follows:

(a)	the rights, restrictions, privileges and conditions attached to the Common Shares be replaced in their entirety with the rights, restrictions, privileges as detailed in the new Share Structure Schedule attached hereto and by reference made a part hereof;

2.            In accordance with Subsection 173(1)(d) of the ABCA, THE CLASSES, AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE, of the Articles of the Corporation are hereby amended as follows:

(a)	the following new classes of preferred shares are hereby created, the holders of which are entitled to the rights, restrictions, privileges and conditions as contained in the new Share Structure Schedule attached hereto and by reference made a part hereof:

an unlimited number of Class A Earnout Shares; and

an unlimited number of Class B Earnout Shares.

DATE	SIGNATURE	TITLE
June 27, 2024	/s/ Lionel Kambeitz	CEO
Print Name: Lionel Kambeitz
FOR DEPARTMENTAL USE		FILED

SHARE STRUCTURE SCHEDULE

REFERRED TO IN THE FOREGOING

ARTICLES OF AMENDMENT

PART 1
DEFINITIONS

1.1	Definitions:

(a)	“Adjusted EBITDA” means, for the applicable measurement period, determined in a manner consistent with the Company Audited Year-End Financial Statements for the fiscal year ended January 31, 2022, earnings before interest expense, taxes, depreciation, amortization adjusted for non-recurring items in the company’s normal operations resulting from discontinued operations, extraordinary items, unusual or infrequent items, and changes resulting from changes in accounting policies/principles.

(b)	“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)	“Automatic Conversion” means the automatic conversion into Common Shares of the Class A Earnout Shares and Class B Earnout Shares, as applicable, each in accordance with the terms and conditions set forth in PART 4 of these Articles.

(d)	“Automatic Conversion Date” has the meaning set forth in Section 4.3.

(e)	“Business Combination Agreement” means the business combination agreement dated April 29, 2023 between Above Food Corp., 2510169 Alberta Inc., Above Merger Sub, Inc. and Bite Acquisition Corp.

(f)	“Business Combination Agreement Earnout Shares” means the earnout shares issuable under the Business Combination Agreement.

(g)	“Change of Control” a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring at more than least 50% of the combined voting power of the then outstanding securities of the Corporation.

(h)	“Class A Earnout Shares” means the Class A Earnout Shares in the capital of the Corporation.

(i)	“Class B Earnout Shares” means the Class B Earnout Shares in the capital of the Corporation.

(j)	“Common Shares” means the common shares in the capital of the Corporation.

(k)	“Company Audited Year-End Financial Statements” means the audited consolidated balance sheet of the Group Companies as of January 31, 2022 and July 31, 2020, and the related audited consolidated statements of operations, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows for the fiscal years ended January 31, 2022 and July 31, 2020.

(l)	“Conversion Rate” has the meaning set forth in Section 3.9.

(m)	“Corporation” means the corporation to which these articles are in respect of.

(n)	“Earnout Shares” means, collectively, the Class A Earnout Shares and Class B Earnout Shares.

(o)	“Exchange Act” means the United States Securities Exchange Act of 1934.

(p)	“Group Companies” means, collectively, the Above Food Corp., Atlantic Natural Foods, LLC and each of their respective Subsidiaries.

(q)	“holder” of any share referred to herein means the holder of such share as registered on the central securities register of the Corporation and, in respect of shares held by joint holders, means all such joint holders.

(r)	“Liquidation Distribution” means a distribution of assets of the Corporation among its shareholders arising on the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

(s)	“Original Issue Date” means the date on which the first Earnout Share is issued.

(t)	“Permitted Transfer” means, in respect of a proposed Transfer by a holder of Earnout Shares:

(i)	in the case of an individual, by gift to a member of one of the individual’s immediate family, to a trust, the beneficiaries of which are members of the individual’s immediate family or an Affiliate of such individual, in each case for estate planning purposes;

(ii)	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(iii)	in the case of an individual, pursuant to a qualified domestic relations order;

(iv)	by virtue of the holder’s organizational documents upon liquidation or dissolution of the holder; or

(v)	subject to the provisions of Section 3.8, a Transfer to the officers or directors of such holder, the members or partners of such holder, any Affiliates of such holder or any employee of such Affiliate.

(u)	“Permitted Transferee” means any transferee arising from a Permitted Transfer.

(v)	“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

(w)	“Redemption Price” with respect to each Class A Earnout Share and Class B Earnout Share shall be equal to US$0.00000000001 per share.

(x)	“Redemption Time” has the meaning set forth in Section 3.7.

(y)	“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

(z)	“Trading Day” means any day on which the Trading Market is open for trading.

(aa)	“Trading Market” means, with respect to any security, the national stock exchange on which such security is trading.

(bb)	“Trading Price” means, with respect to any security trading on the Trading Market, the dollar volume-weighted average price for such shares traded on the Trading Market during the period beginning at 9:30:01 a.m., New York time on such Trading Day and ending at 4:00:00 p.m., New York time on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

(cc)	“Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or encumbrance in or disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise, provided that a Permitted Transfer as contemplated in Section 1.1(t)(i) and Section 1.1(t)(v) shall be without consideration or for nominal consideration).

PART 2
COMMON SHARES

2.1	Common Shares. The Corporation is authorized to issue an unlimited number of Common Shares without nominal or par value.

2.2	Voting. The holders of the Common Shares shall be entitled to one vote for each Common Share held at all meetings of shareholders of the Corporation, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series.

2.3	Dividends. Subject to the prior rights of any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the directors of the Corporation out of moneys of the Corporation properly applicable to the payment of dividends, such non-cumulative dividends as the directors may from time to time declare.

2.4	Liquidation Distribution. In the event of any Liquidation Distribution, subject to the prior rights of the holders of the shares of any other class ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive all remaining property and assets of the Corporation.

PART 3
EARNOUT SHARES

3.1	Earnout Shares. The Corporation is authorized to issue an unlimited number of Class A Earnout Shares and Class B Earnout Shares without nominal or par value.

3.2	Non-Voting. The holders of the Earnout Shares shall not be entitled to any voting rights except as otherwise required under the Business Corporations Act (Alberta).

3.3	Dividends. The holders of the Earnout Shares shall not be entitled to any dividends or other distributions other than a Liquidation Distribution.

3.4	Liquidation Distribution. In the event of any Liquidation Distribution, the holders of Earnout Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Corporation to the holders of the Common Shares, and any shares ranking junior to the Earnout Shares, an amount per Earnout Share equal to the Redemption Price. After payment to the holders of the Earnout Shares of the amount so payable to them as above provided, the holders of the Earnout Shares shall not be entitled to share in any further distribution of the property or assets of the Corporation.

3.5	Redemption of Class A Earnout Shares. Subject to Section 36(2) of the Business Corporations Act (Alberta), the Corporation shall:

(a)	at any time after a Change of Control where the applicable value of the Common Shares is less than US$12.50 per Common Share; or

(b)	at any time after the five year anniversary of the Original Issue Date;

without notice, redeem at any time the whole of the then outstanding Class A Earnout Shares on payment, in respect of each Class A Earnout Share to be redeemed, of the Redemption Price thereon (provided that the ability to redeem Class A Earnout Shares shall not apply in respect of any Class A Earnout Shares which are automatically converted into Common Shares in accordance with the provisions of PART 4).

3.6	Redemption of Class B Earnout Shares. Subject to Section 36(2) of the Business Corporations Act (Alberta), the Corporation shall:

(a)	at any time after a Change of Control where the applicable value of the Common Shares is less than US$15.00 per Common Share; or

(b)	at any time after the five year anniversary of the Original Issue Date;

without notice, redeem at any time the whole of the then outstanding Class B Earnout Shares on payment, in respect of each Class B Earnout Share to be redeemed, of the Redemption Price thereon (provided that the ability to redeem Class B Earnout Shares shall not apply in respect of any Class B Earnout Shares which are automatically converted into Common Shares in accordance with the provisions of PART 4).

3.7	Redemption General. Subject to Section 36(2) of the Business Corporations Act (Alberta), in the event that any holder of Earnout Shares breaches any covenant of such holder, in respect of its ownership of the Earnout Shares, such holder’s Earnout Shares shall be deemed to be immediately redeemed, without notice or formality, whereupon such holder shall cease to hold any rights in respect of such Earnout Shares and shall only be entitled to receive an amount equal to the aggregate of the Redemption Price in respect of such holder’s Earnout Shares. Any such redemption of Earnout Shares shall be immediate upon the occurrence of such breach (the “Redemption Time”), and such holder’s only rights in respect thereof shall be to receive the Redemption Price in respect of such Earnout Shares. For greater certainty, after the Redemption Time, the rights in respect of Earnout Shares of such holder shall no longer be exercisable by such holder in respect thereof. The Corporation shall thereafter deliver to such holder of Earnout Shares the Redemption Price thereon.

3.8	Limits on Transferability. None of the Earnout Shares may be Transferred without the prior approval of the board of directors, which shall only be given if:

(a)	the board of directors is satisfied that the Transfer is a Permitted Transfer; and

(b)	the transferring holder and the Permitted Transferee enter into a written agreement in form and substance reasonably satisfactory to the Corporation providing such assurances as the Corporation may require relating to, among other things:

(i)	the eligibility of the Transfer as a Permitted Transfer;

(ii)	the Permitted Transferee’s acknowledgement of the transfer restrictions in respect of the Earnout Shares being transferred; and

(iii)	the Permitted Transferee’s agreement to be bound by all of the covenants, agreements and obligations of the transferring holder to the Corporation in respect of (x) matters relating to the Earnout Shares and (y) the transferring holder’s ownership of the Earnout Shares.

The Corporation shall not register, and no holder shall have any right to request, any Transfer of the registered ownership of any Earnout Shares without such approval. For greater certainty, no holder shall be entitled to pledge, mortgage, exchange, hypothecate or grant a security interest or encumbrance in any Earnout Shares.

Notwithstanding the foregoing, any holder or proposed holder of Earnout Shares may, at such Person’s option, at any time (whether before or after the issuance of any Earnout Shares to such Person) provide an irrevocable direction and agreement (the “Direction”) in favour of the Corporation, that a proposed Transfer contemplated in Section 1.1(t)(v) shall be deemed not be a Permitted Transfer in respect of any Earnout Shares held or proposed to be held by such Person (and, for greater certainty, such Direction may (but need not) also provide that any other proposed Transfer contemplated in Section 1.1(t)(v) shall be conditional upon the proposed transferee executing an identical Direction), whereupon the Corporation shall thereafter disregard any request by such Person for a Transfer to be made pursuant to Section 1.1(t)(v) unless such request complies with such Direction.

3.9	Conversion Provisions. Unless and until adjusted as provided for in this Section 3.9, for all conversions of Earnout Shares, each Earnout Share shall be converted into Common Shares on a 1:1 basis (the “Conversion Rate”).

(a)	No fractional Common Shares shall be issued upon conversion of the Earnout Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Earnout Share by a holder thereof shall be aggregated for the purpose of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional Common Share, the holder shall be entitled to the number of Common Shares determined by rounding the entitlement down to the nearest whole number.

(b)	If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Shares, the Earnout Shares shall be similarly subdivided at the same time (failing which the Conversion Rate shall be adjusted accordingly). If the Corporation shall at any time or from time to time after the Original Issue Date effect a consolidation of the outstanding Common Shares, the Earnout Shares shall be similarly consolidated at the same time (failing which the Conversion Rate shall be adjusted accordingly). In each case, the dollar values set forth in PART 4 shall be appropriately adjusted to provide the holders of the Earnout Shares the same economic effect as contemplated by these Articles prior to such event.

(c)	If the Common Shares of the Corporation shall be changed into the same or a different number of shares of any class, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, or a reorganization, merger, amalgamation, arrangement, consolidation, business combination or sale of assets provided for below), then in the event that any Earnout Shares are thereafter converted into Common Shares, the holders of the Earnout Shares shall be entitled to receive the kind and amount of shares or other securities or property receivable, upon such reorganization, reclassification or other change, that would have otherwise been receivable by the holders of the number of Common Shares into which such Earnout Shares would have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(d)	In case of any merger, amalgamation, consolidation, arrangement, reorganization or other business combination involving the Corporation and any other corporation or other entity or Person (in each case, other than a Change of Control), then in the event that any Earnout Shares are thereafter converted into Common Shares, such Earnout Shares shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares or other securities or property to which a holder of the number of Common Shares of the Corporation that would have otherwise been deliverable upon conversion of such Earnout Shares would have been entitled upon such event; and, in such case, appropriate adjustment (as determined in good faith by the board of directors of the Corporation) shall be made in the application of the provisions in this Section 3.9(d) set forth with respect to the rights and interest thereafter of the holders of the Earnout Shares, to the end that the provisions set forth in this Section 3.9(d) (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other securities or property thereafter deliverable upon the conversion of the Earnout Shares.

(e)	Upon any Earnout Shares being converted as herein provided, all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Automatic Conversion Date, other than the right of the holders thereof to receive Common Shares in exchange therefor.

PART 4
AUTOMATIC CONVERSIONS OF EARNOUT SHARES

4.1	Class A Earnout Shares. Class A Earnout Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this PART 4 and Section 3.9 on the first date that any of the following occur:

(a)	on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the Common Shares is greater than or equal to US$12.50 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions);

(b)	the Adjusted EBITDA of the Corporation for the fiscal year ending January 31, 2025 is greater than or equal to US$21,200,000 based on the audited consolidated financial statements for such period; or

(c)	there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$12.50 per Common Share (such value per share to be calculated without giving effect to the conversion of any Business Combination Agreement Earnout Shares).

4.2	Class B Earnout Shares. Class B Earnout Shares shall be converted automatically into Common Shares in accordance with the provisions set forth in this PART 4 and Section 3.9 on the first date that any of the following occur:

(a)	on any twenty (20) Trading Days within any thirty (30) Trading Day period, the Trading Price of the Common Shares is greater than or equal to US$15.00 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions)

(b)	the Adjusted EBITDA of the Corporation for the fiscal year ending January 31, 2026 is greater than or equal to US$32,900,000 based on the audited consolidated financial statements for such period; or

(c)	there occurs any transaction resulting in a Change of Control with a valuation of the Common Shares that is greater than or equal to US$15.00 per Common Share (such value per share to be calculated without giving effect to the conversion of any Business Combination Agreement Earnout Shares).

4.3	Automatic Conversion. Upon the occurrence of an Automatic Conversion under the foregoing Sections, all the then issued and outstanding Earnout Shares of the applicable class shall be converted automatically without any further action by the holders thereof and whether or not the certificates (if any) representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that in each case all holders of Earnout Shares being converted shall be given written notice of the occurrence of an Automatic Conversion, including the date such event occurred (the “Automatic Conversion Date”), and the Corporation shall not be obligated to issue certificates evidencing the Common Shares issuable upon such conversion unless certificates evidencing such Earnout Shares being converted, if any, are either delivered to the Corporation, or its transfer agent, or the holder notifies the Corporation, or its transfer agent, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation (and its transfer agent, if applicable) from any loss incurred by it in connection therewith.

4.4	Effect of Automatic Conversion. On the Automatic Conversion Date, all rights with respect to the Earnout Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder’s certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Earnout Shares have been converted. Upon the automatic conversion of the applicable Earnout Shares, the holders of such Earnout Shares shall surrender the certificates representing such shares at the registered office of the Corporation or of its transfer agent. Upon surrender of such certificates, the Corporation shall promptly issue and deliver to such holder, in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which the Earnout Shares surrendered were converted on the Automatic Conversion Date. Such conversion shall be deemed to have been made upon the occurrence of the Automatic Conversion and the Person or Persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time.